                SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C.   20549

                          ______________

                             FORM 8-K

                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) April 30, 1996


             CENTRAL VERMONT PUBLIC SERVICE CORPORATION
       (Exact name of registrant as specified in its charter)


     Vermont                  1-8222          03-0111290
(State of other jurisdic-  (Commission      (IRS Employer
 tion of incorporation)     File Number)     Identification No.)


   77 Grove Street, Rutland, Vermont                    05701
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (802) 773-2711


                              N/A
(Former name or former address, if changed since last report)


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Item 5.  Other Events.

Retail Rate Order.

     A Vermont Public Service Board (PSB) Order issued April 30,
1996 generally approves an agreement (Agreement) reached with the Vermont Department of Public Service (DPS) regarding the
Company's 14.6% general rate increase request filed on October
17, 1995.

     Under the terms of the Agreement approved by the PSB, the Company will increase its Vermont retail rates 5.5% effective June 1, 1996 and 2% effective January 1, 1997. In addition, the Agreement caps the Company's allowed return on common equity in its Vermont retail business for 1996 and 1997 at 11%, by requiring the Company to reduce deferred Conservation and Load Management costs to the extent its Vermont retail return on common equity would otherwise exceed 11%, and prohibits the Company from seeking any increase in Vermont retail rates which would become effective before January 1, 1998, except for extraordinary circumstances. The Agreement also requires the Company to recognize in 1997, for accounting purposes, approximately $5.8 million in power cost reductions associated with a recently finalized agreement with Hydro-Quebec and to file for a rate reduction if the Company is successful in negotiating any further modifications to the Contract with Hydro-Quebec that result in a reduction in the cost of power from Hydro-Quebec between February 12, 1996 and December 31, 1997.

     In its April 30, 1996 Order, the PSB modified the
February 13, 1996 Agreement reached with the DPS by removing only one of the two penalties imposed in the PSB's October 31, 1994 Order. Although the PSB's April 30, 1996 Order supports the Agreement's removal of the penalty associated with the Company's efforts to acquire cost-effective energy efficiency resources, it only suspends the penalty for the alleged mismanagement of power supply options through the later of January 1, 1998 or the next investigation into the Company's rates. After this period, the rate consequences of the penalty, a 0.75% reduction in the Company's authorized Vermont retail return on common equity, will be reimposed unless the Company demonstrates in future proceedings that it has adequately met the standards for removal as established by the PSB in its Orders issued October 31, 1994 and April 30, 1996.

     During proceedings related to the April 30, 1996 Order, certain intervening parties petitioned the PSB for a management audit of the Company. In an Order dated April 10, 1996, the PSB severed the management audit issue from the rate proceeding. The PSB has scheduled a status conference on May 6, 1996 to address whether there should be such an audit as well as other related issues.

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                           SIGNATURE





     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



             CENTRAL VERMONT PUBLIC SERVICE CORPORATION



             BY           JAMES M. PENNINGTON
                  James M. Pennington, Controller and
                   Principal Accounting Officer





May 2, 1996